EXHIBIT 99.1

7 May 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

Q1-15 BUSINESS UPDATE
INCREASED QUARTERLY DIVIDEND BY 14% TO 8.0 PENCE PER SHARE
DRIVEN BY CONTINUED ASSET MANAGEMENT PROGRESS

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, today announces its Q1 Business Update for the period from 1 January 2015 to 31 March 2015 (the “Period”).
Highlights:

•	Quarterly interim dividend of 8.0 pence per share, or 32.0 pence per share annualised, a 14% increase over the previous quarter; representing a coverage ratio of 1.5x

•	£564.9 million of acquisitions completed in the Period, reflecting a blended yield on cost of 7.1% and an acquisition capital value of c. £160 psf

•	Total portfolio value[1] of £2,020.2 million across 259 properties and four loan portfolios

•	Group net debt of £586.3 million with a weighted average interest rate of 2.6%, a weighted average term to maturity of 5.0 years and an LTV of 29.2%

•	Property portfolio occupancy of 94.8% with WAULT of 8.2 years (9.5 to expiry)

•	Intense pace of asset management activity continued in the Period with deals in solicitors’ hands expected to materially contribute to annualised NOI once complete

1.
Portfolio value is based on valuation by external valuers CBRE (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31-Dec-14 adjusted for acquisitions and disposals in the quarter; the investment portfolio is revalued on a semi-annual basis, at 30 June and 31 December each year, by third party external valuers appointed by the Group

Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“The Board remains confident about the existing portfolio’s reversionary potential in terms of both value and rental growth.  This, and the strong underlying cash flow generation of the portfolio has allowed us to further increase the interim quarterly dividend by 14% over the previous quarter to 8.0 pence per share.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“We have had a positive start to 2015 both on the asset management front and in terms of our investment pipeline. Our developments and leasing initiatives are advancing and we have completed £565 million of acquisitions in the quarter with a further £69 million announced on Tuesday with the purchase of the Pioneer Point NPL. We continue to make good progress on a robust pipeline of acquisition opportunities across our preferred geographies.”
Investments:

Q1-15 BUSINESS UPDATE

Over the Period, completed and previously announced acquisitions include the Gatsby portfolio of 180 mixed-use assets across the UK, acquired from Aviva; Gardner House, Dublin 2 office, which was acquired as a loan in November 2014 and converted to direct real estate in February 2015 and the Park Inn loan portfolio, secured by eight Park Inn hotels across the UK.
Acquisitions

			Acq’n			Acq’n		EPRA
	Area	No. of	Price[1]	NOI	Complet’n	YOC	WAULT	occup'y2
Sector	(m sq ft)	Assets	(£m)	(£m)	date	(%)	(years)	(%)
Gatsby portfolio[3]	3.46	180	503.0	36.2	30-Jan-15	6.9	9.5	98.3
Gardner House	0.08	1	na4	2.1	11-Feb-15	6.8	3.7	100.0
Park Inn loan port.	na	85	61.9	5.8	16-Feb-15	9.3	na	na
Total	3.54	189	564.9	44.1		7.1	9.2	98.4

1. Net of purchasers’ costs	2. EPRA occupancy calculated by ERV, occupancy by area is 95.1%
3. Completion of 171 properties with a purchase price of £480.7 million and delayed conditional completion of 9 properties with a purchase price of £22.3 million.
4. Gardner House was originally acquired as a non-performing loan for €43.5 million on 19-Nov-14, and converted to direct real estate on 11-Feb-15 on a cashless basis
5. Underlying security over eight Park Inn hotels
At the end of the Period total annualised NOI is £131.4 million benefiting from improved tenant diversification. Our top ten tenants represent 23.3% of annualised NOI, down from 32.6% at 31 December 2014. Refer to Appendix for a sector breakdown of the portfolio between UK and Ireland along with further detail of our top ten assets and top ten tenants, accounting for the above acquisitions.
Disposals
Over the Period, completed disposals accounted for £21.6 million of sales proceeds, generating an average unlevered return on capital of 23.9% over a hold period of 9.6 months. In addition, some of the smaller loans in the Elliott portfolio were partially repaid through the consensual disposals of the underlying properties for c. £1.0 million. We expect to market further property and loan disposals over the rest of 2015 and in 2016.
Asset management:
The intense pace of asset management activity over 2014 has continued in Q1-15. In the Period, 67 lease transactions were completed and a further 46 were in solicitors’ hands, of which 44 were completed residential transactions at Vantage/Central Park (36) and Liffey Trust (8) in Dublin where we continue to see above market rental growth as units are re-let on expiry.
In Ireland, eight commercial deals are in solicitors’ hands with the largest contributor being Baggot Street, Dublin 4. The major asset management initiatives in Ireland include:

•
At Baggot Street, Dublin 4, (Opera portfolio, 91,600 sq ft office), final planning consent for a 129,100 sq ft NIA office was secured in the Period, importantly, re-gaining 9,000 sq ft on the penthouse floor from the original planning permission. This considerably increases the potential value of the development. Strip out works have completed and the contractor started on site in late April. We remain on track to achieve practical completion by Q2-16.

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•
At Stillorgan Shopping Centre, Co. Dublin (Opera portfolio, 145,400 sq ft retail), we are targeting submission of a planning application at the end of Q2-15 to reconfigure part of the centre, improve the façade, canopy and car park configuration. We plan on carrying out the development works whilst the centre remains open. The letting strategy is to renew and extend leases for 2-3 years whilst development works are ongoing.

•
At Marshes Shopping Centre, Dundalk, (273,100 sq ft retail) we are in legals with an international mid-market fashion retailer to let 16,000 sq ft. Planning has been received to build a mezzanine level required as part of this potential new lease.

•
At Vantage/Central Park, Dublin 18, (274 unit residential) we continue our refurbishment roll-out as we get back units and have completed 36 residential lettings in the quarter. We completed the acquisition of two or more units at the scheme in January and we continue to drive rental growth. At Block K, we are making significant progress on this development of 166 new units with construction already at floor five out of a total of 11 floors. We remain on time and budget to deliver the development in Q2-16.

•
At Gardner House, Dublin 2, (75,600 sq ft office) we took title to the asset during the Period and are engaged with sub tenants and neighbouring owners to assess the longer term value added opportunities at this strategically located property. The existing lease expires in December 2018.

•
The Elliott NPL portfolio is progressing well and we remain on track to transfer three of the underlying properties, representing 90% of the value, to direct real estate ownership by year-end. This includes Lakeland Retail Park, County Cavan (83,000 sq ft bulky goods retail park), the Irish Times Building, Dublin 2, (66,000 sq ft Grade A office and retail building primarily let to the Irish Aviation Authority on a long lease) and the 136 residential unit Herberton, Dublin 8. Over the Period, we completed on the partial repayment of some of the smaller loans through the consensual disposal of the underlying properties and aim to resolve the remaining smaller loans over the course of 2015.

In the UK, 16 deals completed in the Period with a further 38 deals in solicitors’ hands.

•
At Buckingham Palace Road, London SW1, (227,000 sq ft office) we are on track for the commencement of refurbishment works of the reception area and expect to be onsite in the second half of this year with completion expected by the end of Q1-16. Our rent review work is advancing and includes the appointment of rent review surveyors.

•
At Friars Bridge Court, London SE1, (Jupiter portfolio, 99,800 sq ft office) we continue to track full redevelopment vs refurbishment options at materially improved rental value terms. We anticipate submitting a planning application over the course of 2015.

•
At Trident Retail & Leisure Park, Runcorn (Jupiter portfolio, 217,400 sq ft retail) we are benefitting from the successful re-gear to TK Maxx, which we announced previously, and have since completed new lettings to Courtney Shoes and Simply Gym with a further unit under offer.

•	The Park Inn loan portfolio has five loans which are in payment default and have recently been placed in receivership. The Group is evaluating multiple paths to maximise value.
Financial position:
At 31 March 2015, cash and cash equivalents stood at £269.0 million. The Group has approximately £864.3 million of total debt financing drawn at a weighted average interest rate of 2.6%, an average term to maturity of 5.0 years and an LTV of 29.2%, compared with 31.3% at 31 December 2014 pro forma post period end acquisitions.
In the Period, the Group completed the Gatsby financing totalling £352.3 million of which £337.8 million is currently drawn against properties that have completed. The acquisition financing reflects

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an LTV of 70%, a weighted term to maturity of 5.5 years and an all-in weighted average cost of 2.96%; the loan has three tranches:

◦	£116.6 million of three-year floating rate debt

◦	£70.7 million of five-year fixed rate debt

◦	£165.0 million of eight-year fixed rate debt
With attractive and flexible debt metrics and a low weighted average interest rate, the portfolio benefits from strong positive leverage. We regularly review our funding options, including unsecured debt, to take advantage of opportunities to reduce interest costs, extend the term to maturity and achieve more flexible terms.
Outlook and current transactions:
Deals in solicitors’ hands in the Period remain a material contributor to our expected incremental uplift in NOI, particularly at Baggot Street. We are confident in our ability to convert these to completions as the market is benefiting from upward momentum in rents and improved lease terms as occupational markets continue to improve. This is particularly impacting Dublin offices where we believe prime rents are on track to break previous peak levels over the next two years. We expect our Dublin office portfolio to be a strong beneficiary as market evidence for large occupiers becomes more prevalent.
Recovery across occupational and investment markets of our portfolio are contributing to improved underlying performance on a constant currency basis. We mitigate foreign exchange exposure against the euro by targeting a hedging range of 50-75% of our euro net equity position, which at 31 March 2015 stood at 68%. We remain conscious of currency headwinds and monitor our hedging contracts as well as our strategy on a regular basis.
On 5 May 2015, we announced the acquisition of a non-performing loan (NPL) secured against the freehold interest of the 294 unit Pioneer Point residential towers in Ilford (London zone 4) for £68.5 million. We intend to transfer the underlying collateral to direct real estate over the course of 2015 with the intention of rebranding and re-launching the scheme as a professionally managed PRS operation in order to materially increase NOI. This is a product type we know well, with KWE’s exposure to aggregate to more than 650 units in Dublin across Vantage Central Park and Bock K (under construction), Liffey Trust and the loan at Herberton to be transferred to direct real estate in due course.
Investment management fee - share issuance:
Based on an EPRA NAV of £1,384.1 million at the end of the Period, excluding revaluations which are only carried out semi-annually on 30 June and 31 December, a quarterly management fee of £3.5 million is payable to KW Investment Management Ltd, as investment manager to the Group. In line with the Investment Management Agreement, this fee is payable 50% in shares (155,201 shares) and 50% in cash (£1.7 million).

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Q1-15 BUSINESS UPDATE

Dividends:
The directors of the Company have resolved to pay an interim quarterly dividend of 8.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	7-May-15	14-May-15	15-May-15	29-May-15
Exchange rate:
Where amounts in this document are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.7273 which was the rate on 31 March 2015.
Next results announcement:
The next trading update will be the 2015 half year results, due to be issued on or around 6 August 2015.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the US, UK, Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.

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Appendix at 31 March 2015
UK portfolio summary

			Portfolio		EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.1	35	582.3	38.8	6.3	6.8	5.4	95.5
Retail	2.3	130	421.0	28.7	6.4	6.8	8.6	96.3
Industrial	3.2	34	172.4	12.0	6.6	7.5	5.9	99.2
Leisure	0.7	39	112.6	7.9	6.6	6.7	13.2	95.2
Residential	-	-	-	-	-	-	-	-
Property total	8.3	238	1,288.3	87.4	6.4	6.9	7.2	96.3
Development	-	-	-	-	-	-	-	-
Hotel	-	1	36.6	2.3	5.8	5.8	-	-
Loans	-	19	177.8	14.0	7.5	7.9	-	-
Total/average	8.3	258	1,502.7	103.7	6.5	7.0	7.2	96.3
Irish portfolio summary

			Portfolio		EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.5	7	225.5	11.3	4.8	6.3	10.6	83.7
Retail	0.5	7	131.3	8.4	6.2	6.3	15.8	96.9
Industrial	-	-	-	-	-	-	-	-
Leisure	0.1	1	2.7	0.1	4.5	6.9	18.2	100.0
Residential	0.3	2	68.7	3.3	4.6	4.4	-	93.1
Property total	1.4	17	428.2	23.1	5.2	6.0	12.8	89.4
Development	-	1	6.6	-	-	-	-	-
Hotel	-	1	21.5	1.2	5.3	5.1	-	-
Loans	-	17	57.3	3.5	5.7	5.9	-	-
Total/average e	1.4	36	513.6	27.8	5.2	5.9	12.8	89.4

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Total portfolio summary

			Portfolio		EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.7	42	807.8	50.0	5.9	6.7	6.5	92.9
Retail	2.8	137	552.4	37.1	6.4	6.7	10.2	96.4
Industrial	3.2	34	172.4	12.0	6.6	7.5	5.9	99.2
Leisure	0.7	40	115.2	8.1	6.6	6.7	13.3	95.3
Residential	0.3	2	68.7	3.3	4.6	4.4	-	93.1
Property total	9.7	255	1,716.5	110.5	6.1	6.6	8.2	94.8
Development	-	22	10.5	-	-	-	-	-
Hotel	-	2	58.1	3.4	5.6	5.6	-	-
Loans	-	36	235.1	17.5	7.0	7.4	-	-
Total/average	9.7	295	2,020.2	131.4	6.2	6.7	8.2	94.8

1.
Portfolio value is based on valuation by external valuers CBRE (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31-Dec-14 adjusted for acquisitions and disposals in the quarter

2.	Includes one development site in Spain

Total portfolio: top ten assets1

	UK/			Approx area	Port. value[2]	EPRA NIY[3]	WAULT[4]	EPRA occup'y5
Asset	Ireland	City	Sector	(sq ft)	(£m)	(%)	(years)	(years)
Buckingham Palace Road	UK	London, SW1	Office	227,200	207.5	4.8	5.3	100
40/42 Mespil Road	Ireland	Dublin 4	Office	118,000	66.8	4.7	13.2	100
Stillorgan S.C.	Ireland	Co. Dublin	Retail	145,400	63.9	6.2	6.3	99
Seafield House	UK	Aberdeen	Office	203,100	62.0	7.8	1.8	100
Friars Bridge Court	UK	London, SE1	Office	99,800	59.0	3.7	2.2	98
Russell Court	Ireland	Dublin 2	Office	139,300	58.0	5.9	10.2	100
Vantage/ Central Park	Ireland	Dublin 18	PRS[6]	259,400	57.7	4.2	-	96
Rubislaw House	UK	Aberdeen	Office	101,700	47.3	5.9	14.8	100
South Bank House	Ireland	Dublin 4	Office	62,200	37.5	5.4	15.9	100
Fairmont Hotel & Golf	UK	St Andrews	Hotel	209 rooms	36.6	5.8	N/A	N/A
Top ten assets				1,356,100	696.3

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1. Excludes loans secured by real estate assets
2.    Portfolio value is based on valuation by external valuers CBRE (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31-Dec-14 adjusted for acquisitions and disposals in the quarter
3.    EPRA net initial yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
4.    WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties

5. Based on ERV	6. Private rented sector residential
Total portfolio: top ten tenants

Tenant	Annualised NOI (£m)	% of annualised NOI
Telegraph Media Group	5.8	4.4
Bank of Ireland	3.4	2.6
KPMG	3.3	2.5
Conoco (UK) Ltd	3.0	2.3
Wincanton Ltd	2.8	2.1
HSBC Plc	2.8	2.1
Secretary of State for the Environment	2.6	2.0
Chevron North Sea Ltd	2.6	2.0
Marathon International Petroleum (GB) Ltd	2.3	1.8
Mason Hayes & Curran	2.3	1.8
Top ten tenants	30.9	23.5
Remaining tenants	100.5	76.5
Total	131.4	100.0

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